UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2022

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37979	81-3563824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 N. Alma School Road Mesa, Arizona (Address of principal executive offices)	85201 (Zip Code)

(480) 443-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Class A common stock, par value $0.0001 per share	VRRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2022, Verra Mobility Corporation (the “Company”) announced the appointment of Craig C. Conti as the Company’s Executive Vice President and Chief Financial Officer effective April 11, 2022.

Mr. Conti, age 44, brings 23 years of corporate financial management and leadership experience at global, publicly traded companies. Mr. Conti has served as the Executive Vice President and Chief Financial Officer of Century Aluminum Company (NASDAQ: CENX), a global producer of primary aluminum, since July 2018. Prior to Century Aluminum Company, Mr. Conti served as Chief Financial Officer of Illinois Tool Works’ (“ITW”) (NYSE: ITW) welding business from 2014 to 2017, and Vice President of FP&A for ITW Corporate from 2017 to 2018. From 1999 through 2014, Mr. Conti served in various role of increasing responsibility at General Electric Corporation (NYSE: GE), including as Chief Financial Officer, Global Services for GE Transportation from 2008 to 2011, Vice President of Finance - GE Capital Rail Services from 2011 to 2013 and Executive Director of Financial Planning and Analysis for GE Healthcare IT from 2013 to 2014. Mr. Conti holds a Bachelor of Science in Finance from Siena College and a Master’s in Business Administration from the Kellogg School of Business at Northwestern University.

Pursuant to his Executive Employment Agreement, dated January 29, 2022 (the “Executive Employment Agreement”), Mr. Conti will receive an annual base salary of $450,000. In addition to base salary, Mr. Conti is eligible for a target bonus under the Verra Mobility Corporation Short-Term Incentive Plan of 75% of base salary and a long-term incentive valued at $1.0 million, comprised of time-vested restricted stock units, stock options and performance share units, under the Verra Mobility Corporation 2018 Equity Incentive Plan, as amended (the “LTIP”).

Upon the commencement of his employment, Mr. Conti will be granted a one-time new hire bonus of between $250,000 and $325,000, which must be repaid in full if Mr. Conti resigns without good reason or is terminated for cause within 12 months of his hire date, or at 50% if Mr. Conti resigns without good reason or is terminated for cause between 12 and 24 months of his hire date. Mr. Conti will also be granted a one-time long-term incentive new hire equity award valued at $1.8 million, comprised of time-vested restricted stock units. The terms of each of the equity grants to Mr. Conti will be subject to the terms of the LTIP and related award agreements applicable to such grants. Mr. Conti will also receive medical and other benefits consistent with the Company’s standard policies and be eligible to participate in other Company plans, as applicable. In connection with his relocation to the Company’s headquarters in Mesa, Arizona, Mr. Conti will be reimbursed for customary expenses he incurs, on the terms and subject to the conditions of the Executive Employment Agreement.

The foregoing is a summary of the material terms of the Executive Employment Agreement and is qualified in its entirety by reference to the Executive Employment Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2021.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Conti and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Conti that would require disclosure under Item 404(a) of Regulation S-K.

As previously disclosed on November 4, 2021, Patricia Chiodo intends to retire from her position as Chief Financial Officer of the Company. Ms. Chiodo will step down from her position as Chief Financial Officer on April 10, 2022 and has agreed to remain employed by the Company in an advisory role for up to 90 days to assist Mr. Conti with transition matters. In connection with her retirement, the Board of Directors of the Company has agreed to accelerate the vesting of the final tranche of 145,388 restricted stock units granted to Ms. Chiodo on October 23, 2018 as part of a total original award of 581,552 restricted stock units, provided that Ms. Chiodo executes a general release of claims agreement in favor of the Company and is in continued compliance with her non-compete and non-disparagement agreement with the Company.

All benefits described above are subject to required tax withholding.

Item 7.01 Regulation FD Disclosure.

On March 4, 2022, the Company issued a press release announcing the appointment of Craig Conti as Executive Vice President and Chief Financial Officer of the Company, which is attached hereto to as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press Release, dated March 4, 2022, issued by Verra Mobility Corporation.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2022	Verra Mobility Corporation

	By:	/s/ Patricia Chiodo
	Name:	Patricia Chiodo
	Title:	Chief Financial Officer